Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Provention Bio, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule		Amount Registered(1)	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	457	(c)	13,318,535	$4.16	(2)	$55,405,106	0.0000927	$5,137

	Other	Common Stock, par value $0.0001 per share, underlying Warrants	457	(g)	13,318,535	$6.00	(3)	$79,911,210	0.0000927	$7,408

	Total Offering Amounts							$135,316,316		$12,544

	Total Fees Previously Paid									—

	Total Fee Offsets									—

	Net Fee Due									$12,544

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares of common stock offered hereby and shares of common stock issuable upon exercise of warrants also include an indeterminate number of additional shares of common stock as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations or other similar transactions.

(2)	With respect to the shares of common stock offered by the selling stockholders, estimated at $4.16 per share, the average of the high and low prices as reported on The Nasdaq Global Select Market on July 21, 2022, for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act.

(3)	With respect to the warrants offered by the selling stockholders, estimated at $6.00 per warrant, which is the weighted average exercise price of the warrants, for purposes of calculating the registration fee pursuant to Rule 457(g) under the Securities Act.